Exhibit 10.1

Dated the 22nd day of April 2026

BETWEEN

FINANCENT (HK) LIMITED

(Hong Kong Company No. 2219054)

AND

BANLE INVESTMENT HOLDINGS LIMITED

(BVI Company No. 2200442)

SHARE SALE AND PURCHASE AGREEMENT

in relation to the sale and purchase of shares in

GREEN MARINE ENERGY HOLDINGS LIMITED

(BVI Company No.: 2116321)

TABLE OF CONTENTS

1A	SIGNING CONDITIONS	1

1	DEFINITIONS	2

2	SALE AND PURCHASE	7

3	PURCHASE CONSIDERATION	8

4	CONDITIONS PRECEDENT	9

5	PRE-COMPLETION	10

6	COMPLETION	12

7	COVENANTS, REPRESENTATIONS AND WARRANTIES	15

8A	PERFORMANCE GUARANTEE	17

8	INDEMNITY	18

9	CONFIDENTIALITY	19

10	NOTICES	20

11	GENERAL	20

FIRST SCHEDULE		24

SECOND SCHEDULE		26

THIRD SCHEDULE		27

FOURTH SCHEDULE		42

FIFTH SCHEDULE		43

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THIS AGREEMENT is made on the 22nd day of April 2026

BETWEEN

FINANCENT (HK) LIMITED (Hong Kong Company No.: 2219054), a company limited by shares incorporated under the Hong Kong Companies Ordinance and having its address at (hereinafter referred to as “Vendor”);

AND

BANLE INVESTMENT HOLDINGS LIMITED (BVI Company No.: 2200442), a company limited by shares incorporated under the BVI Companies Act 2004 and having its address at (hereinafter referred to as “Purchaser”).

RECITALS

A.	GREEN MARINE ENERGY HOLDINGS LIMITED (Registration No.: 2116321) is a private limited company incorporated under the BVI Companies Act 2004 and having its registered address at (hereinafter referred to as the “Company”).

B.	The Company is principally involved in the business of investment holdings in a sustainable fuel related logistic service provider.

C.	The Company has a total issued and fully paid-up share capital of USD fifty thousand (USD 50,000) comprising fifty thousand (50,000) ordinary shares, of which the Vendor is or is deemed to be the registered and beneficial owner.

D.	The Vendor has the right to sell and has agreed to sell to the Purchaser and the Purchaser has agreed to purchase the twenty five thousand two hundred and fifty (25,250) ordinary shares of the Company held by the Vendor free from Encumbrances (as defined below) and with all rights, titles, benefits and advantages now or hereafter attaching thereto, including all bonuses, rights, dividends and distributions declared made and paid as from the date hereof (“Sale Shares”) for the Purchase Consideration (as defined below) and upon the terms and subject to the conditions as set out in this Agreement.

E.	The Purchaser hereby agrees to acquire, and the Vendor hereby agrees to sell, the Sale Shares (as defined hereafter) on the terms and conditions set out in this Agreement.

NOW THE PARTIES HEREBY AGREE THE FOLLOWING:

1A	SIGNING CONDITIONS

This Agreement shall not be executed or become binding until the date on which all Conditions Precedent in Clause 4.1 have been fulfilled or waived in accordance with Clause 4.2 (the “Unconditional Date”). On the Unconditional Date, the Parties shall simultaneously execute this Agreement, the Purchaser shall pay the First Instalment, Completion shall occur, and beneficial ownership of the Sale Shares shall pass to the Purchaser.

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1	DEFINITIONS

1.1	In addition to the terms and expressions hereinbefore defined, in this Agreement unless the context otherwise requires, the following expressions shall have the following meanings:

“Accounts”	means all or any of the audited balance sheet, audited profit and loss account and cash flow statement of the Company, together with the notes and directors’ report and auditors’ report and all other documents or statements annexed thereto or incorporated therein;

“Accounting Date”	means 31 December 2025;

“Accounting Standards”	means the accounting standards, principles, policies, procedures and practices (including consistent classifications, judgments, valuation and estimation techniques) which shall constitute:

(a)	the Malaysian Financial Reporting Standards (MFRS) as in effect from time to time; and

(b)	the accounting standards, principles, policies, procedures and practices (with consistent classifications, judgments, valuation and estimation techniques) adopted in the preparation of the Company’s latest audited financial statements for the year ended 31 December 2025.

provided that in the event of any conflict or inconsistency among (a) and (b), (a) shall prevail over (b).

“Agreement Date”	has the meaning given to it in Clause 3.1(a);

“Assets”

means any or all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, owned or leased by the Company Group;

“Audited Accounts”

means the audited financial statements (comprising a balance sheet, profit and loss account, cash flow statement, the notes and all other documents annexed thereto) of the Company for the financial period ending on 31 December 2025;

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“BANL”	means CBL International Limited, a company incorporated in the Cayman Islands, the shares of which are listed on NASDAQ (NASDAQ: BANL);

“Business Day”	means any day from Monday to Friday except a day which is a public holiday in the Federal Territory of Kuala Lumpur and the State of Selangor Darul Ehsan;

“Company Group”	means the Company and its Subsidiaries, collectively, as set out under the Fourth Schedule;

“Completion” or “Completion Date”	means the completion of the sale and purchase of the Sale Shares pursuant to Clause 6 of this Agreement;

“Consideration Shares”	means the new class B ordinary shares of par value of US$0.0001 to be allotted and issued by BANL pursuant to Clause 3.2.1;

“Conditions Precedent”	means the matters, acts, or transactions set out in Clause 4.1;

“Deferred Consideration”	has the meaning given to it in Clause 6.4;

“Encumbrances”	means any form of legal or equitable interest of any person (including without prejudice to the generality of the foregoing, any right to acquire, option or right of pre-emption, right of first refusal) or any claim, mortgage, charge, lien, option, equity, power of sale, pledge, assignment, hypothecation, title retention or any other encumbrances, third party right, security interest, agreement or arrangement or other liabilities or an agreement, arrangement or obligation to create any of the foregoing;

“First Instalment”	has the meaning given to it in Clause 3.1(a);

“Fourth Instalment”	has the meaning given to it in Clause 3.1(d);

“Licences”	means licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals, registrations and authorities as required by law, for the operation of the business of the Company Group;

“Losses”	means all reasonably foreseeable losses, damages, interests, penalties costs, claims, demands, expenses (including legal fees and expenses reasonably incurred) and other liabilities incurred, excluding any consequential or indirect losses;

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“Management Accounts”	means the unaudited management accounts relating to the Company and/or its subsidiaries drawn up to 31 December, 2025;

“Material Adverse Change”	means any circumstance, development or event that has or is likely to have a Material Adverse Effect;

“Material Adverse Effect”	means any change, effect, event, occurrence, state of facts, or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of the Company, excluding only those effects resulting from:

(i)	changes in general economic, financial, market, political, or industry conditions;

(ii)	changes in applicable laws, regulations, or accounting standards, but only to the extent that such changes do not disproportionately affect the Company compared to other similarly situated companies in the industry;

(iii)	any natural disasters, pandemics, or other force majeure events; or

(iv)	any act, omission, or event carried out with either the written consent or pursuant to any verbal approval or instruction by the Purchaser relating to the relevant matter.

For the purposes of this definition, a “material adverse effect” shall be deemed to have occurred if there is a diminution of more than USD 200,000 of the Company’s net tangible asset reflected in the most recent management accounts of the Company as at the occurrence of the Material Adverse Change;

“Purchase Consideration”	means a sum of USD four million eight hundred and ten thousand (USD 4,810,000) only;

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“Purchaser’s Solicitors”	means Messrs Chooi & Company of Level 5, Menara BRDB, 285, Jalan Maarof, Bukit Bandaraya, 59000 Kuala Lumpur;

“Relevant Authorities”	means authorities which have competent jurisdictions in the British Virgin Islands including:

(a)	any government whether federal, state, provincial, territorial or local;

(b)	any minister, department, office, commission, delegate, instrumentality, agency, board, authority or organisation;

(c)	any quasi or non-government regulatory authority;

(d)	any provider of public utility services, whether or not government owned or controlled; and

(e)	any court in any jurisdiction,

and “Relevant Authority” means any of the foregoing;

“Sale Shares”	means the twenty five thousand two hundred and fifty (25,250) ordinary shares in the Company, representing 50.5% of the entire issued and paid-up share capital of the Company;

“Second Instalment”	has the meaning given to it in Clause 3.1(b);

“Settlement Date”	has the meaning given to it in Clause 3.2.2;

“Stamp Duty Documents”	means:

(a)	a copy of the Accounts, certified as a true copy by a director or the company secretary of the Company;

(b)	a copy of the latest form of annual return filed by the Company with the, certified as a true copy by the company secretary of the Company;

(c)	a copy of the latest return of allotment filed by the Company with the British Virgin Islands Financial Service Commission, certified as a true copy by the company secretary of the Company; and

(d)	such other documents as may be prescribed from time to time by the International Tax Authority for the purpose of assessing the stamp duty payable on a transfer of shares;

“Taxation” or “Tax”	means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state and federal impositions, duties including stamp duties, SST, income tax, real property gains tax, withholding tax, contributions, rates and levies (including social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto;

“Tax Authority”	means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

“Third Instalment”	has the meaning given to it in Clause 3.1(c);

“Transfer Completion”	means the date on which legal beneficial title to the Sale Shares is transferred from the Vendor to the Purchaser and the Purchaser is duly registered as the legal and beneficial holder of the Sale Shares in the register of members of the Target.

“Unconditional Date”	has the meaning given to it in Clause 1A;

“Vendors’ Warranties”	means the Vendors’ covenants, undertakings, representations and warranties in Clause 7.1, 7.2 and the Third Schedule, and “Vendors’ Warranty” means any one of them.

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1.2	Interpretation

In this Agreement, unless expressed or implied to the contrary:

(a)	words denoting one gender include all other genders;

(b)	words denoting the singular include the plural and vice versa;

(c)	a reference to “this Agreement” is a reference to this agreement entered into by the parties first named above and to all schedules to this agreement;

(d)	a reference to “Recitals”, “Clause”, “Sub-clause” or “Schedule” is a reference to the relevant recitals, clause, sub-clause or schedule respectively of this Agreement;

(e)	a reference to “Party” or “Parties” is a reference to the party or parties to this Agreement and as amended from time to time in accordance with the terms of this Agreement;

(f)	a reference to “day”, “week”, “month” or “year” is to a calendar day, calendar week, calendar month or calendar year respectively in the Gregorian calendar, and a reference to “week”, “month” or “year” means a period of time extending from one date to a corresponding date in the next calendar week, month or year, respectively;

(g)	a reference to a statute, a provision of a statute or regulation includes:

(a)	that statute, provision to the statute or regulation as amended, consolidated or re-enacted from time to time;

(b)	any past statute or statutory provision (as from time to time amended, consolidated or re-enacted) which that statute or provision has directly or indirectly replaced; and

(c)	any subsidiary or subordinate legislation made from time to time under that statute or statutory provision;

(h)	if any period of time is specified from a given date, or the date of a given act or event, the period begins immediately after that date;

(i)	if the time stated or limited for performance of an obligation in this Agreement falls on a day which is not a Business Day then that time stated or limited for performance is deemed to fall on a Business Day immediately following that first-mentioned day;

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(j)	unless a contrary indication appears, the term “include”, “includes” or “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation” and “without prejudice to the generality of the foregoing”;

(k)	the term “person” includes any individual, firm, body corporate, government or state, association or partnership (whether or not having a separate legal personality), and shall also include its respective estate, personal representative, successor in title or permitted assign, as the case may be;

(l)	the Interpretation Acts 1948 and 1967 of Malaysia shall apply to this Agreement in the same way as it applies to an enactment; and

(m)	reference to a communication “in writing” shall be construed so as to include any communication in the written form, whether by letter, fax or by e-mail.

1.3	Headings or sub-headings in this Agreement are inserted for convenience only and shall not affect its interpretation.

1.4	All schedules, appendices or attachments to this Agreement shall form an integral part of this Agreement.

1.5	The expression “United States Dollar” and the abbreviation “USD” means the lawful currency of the United States.

1.6	No rule of construction applies to the disadvantage of a Party because the Party is responsible for the preparation of this Agreement or any part of it.

2	SALE AND PURCHASE

The Vendor hereby agrees to sell, and the Purchaser agrees to purchase the Sale Shares, in the manner set out in Clause 2.1, on a willing-buyer willing-seller basis free from any Encumbrances and with all rights and benefits attaching to the Sale Shares and accruing as at the Completion Date including the right to receive all dividends or distributions declared, made or paid on or after Completion Date on the terms and subject to the conditions contained in this Agreement.

2.1	The Sale Shares shall be acquired by the Purchaser on Completion Date.

2.2	The Parties expressly declare, acknowledge and agree that the sale and purchase of the Sale Shares pursuant to this Agreement is on the basis that as at the Completion Date:

(a)	the Company remains as a going concern and carries on its business in a manner consistent with past practices with no Material Adverse Change; and

(b)	the Vendors’ Warranties and the Purchaser’s Warranties are true and accurate.

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2.3	The Sale Shares will rank pari passu amongst themselves.

2.4	The Purchaser shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed in the manner set out in Clause 2.1 to 2.4.

2.5	A Shareholders’ Agreement shall be executed by the Parties prior to the date of this Agreement.

3	PURCHASE CONSIDERATION

3.1	The total consideration for the purchase of the Sale Shares under this Agreement shall be an amount in cash equal to the Purchase Consideration and/or by way of Consideration Shares, which is payable by the Purchaser to the Vendor in the following instalments:

(a)	First Instalment

An amount equal to fifteen per centum (15%) of the Purchase Consideration, payable in cash upon the date of the execution of this Agreement. (“Agreement Date”);

(b)	Second Instalment

An amount equal to thirty-five per centum (35%) of the Purchase Consideration, payable no later than seven (7) days after the Transfer Completion in cash and/or Consideration Shares;

(c)	Third Instalment

An amount equal to thirty-five per centum (35%) of the Purchase Consideration, payable no later than six (6) months after the Agreement Date, in cash and/or Consideration Shares; and

(d)	Fourth Instalment

An amount equal to fifteen per centum (15%) of the Purchase Consideration, payable no later than twelve (12) months after the Agreement Date, in cash and/or Consideration Shares.

3.2	Consideration Shares

3.2.1	For each of the Second Instalment, Third Instalment and Fourth Instalment:

(a)	the Purchaser may, at its sole discretion, elect to settle up to thirty per centum (30%) of the respective instalment by procuring BANL to allot and issue the Consideration Shares, credited as fully paid, provided that the Purchaser gives the Vendor at least ten (10) Business Days’ prior written notice; and

(b)	the proportion shall be determined by the Purchaser in its sole discretion.

3.2.2	The valuation of the Consideration Shares shall be determined by the Purchaser and the Vendor in reference to the prevalent market discount and the share price of BANL on the first five (5) trading days within the ten (10) trading days immediately preceding the relevant Settlement Date of that instalment.

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For purposes of this clause, the Settlement Date for each instalment shall mean:

(a)	in respect of the Second Instalment, the date falling seven (7) days after the Transfer Completion;

(b)	in respect of the Third Instalment, the date falling six (6) months after the Agreement Date; and

(c)	in respect of the Fourth Instalment, the date falling twelve (12) months after the Agreement Date.

3.2.3	Where any part of an instalment is settled by way of issuance of Consideration Shares, such issuance shall constitute the full and final satisfaction of that portion.

3.2.4	The Consideration Shares will be newly allotted and issued restricted shares of BANL. Such shares shall be subject to a six (6) months lock-up period commencing from the date of issuance. Following the expiration of such lock-up period, the Consideration Shares shall become freely transferable, subject to compliance with the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, any other applicable securities laws and the memorandum and articles and association of BANL. The Purchaser shall bear all costs associated with the removal of any restrictive legends.

3.2.5	The Vendor shall have customary piggyback registration rights with respect to the Consideration Shares, subject to compliance with the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, and other applicable securities laws, as well as the requirements of any applicable stock exchange.

3.3	The Purchaser shall pay the relevant Purchase Consideration by bank transfer to the bank accounts of the Vendor as stated in the First Schedule in accordance with the payment instalments outlined under Clause 3.1 provided that the Vendor has fulfilled its obligations under Clause 6.

4	CONDITIONS PRECEDENT

4.1	Conditions Precedent

The Parties shall only proceed to execute this Agreement in accordance with Clause 1A upon the fulfilment or waiver (as the case may be) of the following matters:

(a)	the Purchaser having completed the due diligence investigation in respect of the Company and the result of such due diligence being satisfactory to the Purchaser in its sole and absolute discretion;

(b)	no government or other person having commenced, or threatened to commence, any proceedings or investigation for the purpose of prohibiting or otherwise materially challenging or interfering with the transactions contemplated under this Agreement;

(c)	the execution and performance of this Agreement by the Parties not being prohibited, restricted, curtailed, hindered, impaired or otherwise adversely affected by any relevant statute, order, rule, directive or regulation promulgated by any legislative, executive or regulatory body or authority;

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(d)	the Vendor having obtained all necessary approvals, consents, authorisations, permits or waivers of any government or regulatory body and any third parties necessary or appropriate to carry out the transactions contemplated under this Agreement; and

(e)	there being no ongoing or pending legal proceedings in connection with the Sale Shares.

4.2	Fulfilment of Conditions Precedent

(a)	The Vendor shall use its best endeavours to procure the fulfilment of the Conditions Precedent in Clause 4.1 as soon as reasonably practicable, unless the Parties otherwise agree in writing to mutually extend the time for such fulfilment; and

(b)	The Parties agree that the Purchaser shall, in its sole and absolute discretion, waive (in whole or in part) any Conditions Precedent and such waiver may be made subject to such terms and conditions as determined by the Purchaser.

4.3	Unconditional Date

This Agreement shall become unconditional on the date on which all Conditions Precedent have been fulfilled or waived (“Unconditional Date”).

4.4	Failure of Conditions Precedent

If any Condition Precedent is not fulfilled or waived on or before any date as the Parties may agree in writing, and such failure arises from causes which are unintentional and beyond the control of the Parties, the Parties firstly use reasonable endeavours to resolve such matter within thirty (30) days of such extended date.

If any of the Condition Precedent remains unfulfilled or is not waived after the expiry of such thirty (30) day period, this Agreement shall not be executed, and neither Party shall have any further obligation or liability to the other (save in respect of any antecedent breach).

5	PRE-COMPLETION

5.1	The Vendor agrees and undertakes to the Purchaser to procure and ensure that, between the date of this Agreement up to and including the Completion Date, the Company Group shall:

(a)	carry on business as a going concern in the ordinary course, consistent with past practice, save in so far as agreed in writing by the Purchaser;

(b)	shall procure that the Company Group shall preserve and maintain in full force and effect its corporate existence;

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(c)	comply in all respects with all applicable laws, rules, regulations and orders of all governmental, administrative, regulatory or supervisory entities to which it is subject;

(d)	pay and discharge, all its bank debts, taxes and employees’ salaries when they mature or become due;

(e)	ensure that its statutory records and statutory books are current and maintained in all respects in accordance with all legal requirements applicable thereto and contain true, full and accurate records in all respects of all matters required to be dealt with therein and all such books and all records and documents (including documents of title) which are its property, in its possession or under its control and all accounts, documents and returns required to be delivered or made to any relevant authority shall be duly and correctly delivered in all respects or made in accordance with applicable laws;

(f)	preserve and protect its business and assets, and use its best effort to maintain good relations with all clients, customers, suppliers, creditors, employees and other persons having business relationship with the Company Group;

(g)	not make any changes in the constitution as are in force and effect on the date of this Agreement;

(h)	not approve transfer of any shares in the Company Group (excluding the transfer of the Sale Shares to the Purchaser);

(i)	not declare any dividends or make any distribution to its shareholders;

(j)	not issue any shares or options, warrants, or other rights to purchase any shares or any securities convertible or exchangeable for shares of such stock, undertake any alteration to the share capital (including, but not limited to capital reduction, stock split, allotment of shares without contribution and reverse stock split), or vary the rights attaching to any of the Sale Shares, or commit to do any of the foregoing;

(k)	not grant any loans or grant any credit or grant or enter into any guarantee, indemnity or surety or security or encumbrance other than in the ordinary course of business and in a manner consistent with past practice;

(l)	not borrow or raise any money;

(m)	not sell, transfer, lease, assign, encumber, dispose of or part with control of any interest in all or any part of its shares, undertaking, business, rights, property or assets (tangible or intangible, including shares of any company) or acquire any shares, business, property or assets (tangible or intangible) or any interest therein other than in the ordinary course of its business (which shall include but not limited to disposal of inventories which have been impaired);

(n)	not enter into, modify or intentionally terminate any contract or commitment outside the ordinary course of its business;

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(o)	not provide any non-contractual benefit to any director, officer, employee or their dependents;

(p)	not dismiss any of its employees or make mass hiring or any alteration to the terms and conditions of employment of any of its employees;

(q)	not create any Encumbrance over any of its assets or its undertaking;

(r)	not commence or settle any legal proceedings relating to the business, or otherwise concerning the Company Group;

(s)	not permit any of its insurance policies to lapse or do anything which would reduce the amount or scope of cover or make any of its insurance policies void or voidable;

(t)	not perform any matters that do not belong to day-to-day or the usual operations other than those permitted in this Clause;

(u)	allow the Purchaser and its agents and employees, full and complete access to the books, records, facilities, officers and employees of the Company; and

(v)	agree and undertake with the Purchaser, that save with the prior written consent of the Purchaser, the consent of which will not be unreasonably withheld, the Vendor will cause and will procure that the Company reasonably complies with the provisions in the Third Schedule.

6	COMPLETION

6.1	Date and Place

Completion shall take place at the office of the Purchaser (or at such other location as the Parties may agree) on the Completion Date.

6.2	Vendors’ Obligations on Completion Date

6.2.1	On Completion Date, the Vendor shall deliver to the Purchaser:

(a)	valid and registrable instrument of transfer in respect of the Sale Shares, duly executed by the Vendor as transferor in favour of the Purchaser as transferee accompanied by the original share certificate(s) of the Sale Shares;

(b)	a copy of the resolutions of the board of directors of the Company, duly certified as a true copy of the original by the secretary of the Company, approving:

i.	the registration of the transfer of the Sale Shares to the Purchaser;

ii.	the cancellation of the existing share certificate for the Sale Shares under the name of the Vendor;

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iii.	the issuance of the new share certificate for the Sale Shares under the name of the Purchaser;

iv.	the affixation of the common seal of the Company, if applicable, onto new share certificate issued to the Purchaser as holder of the Sale Shares; and

v.	directing the secretary of the Company to promptly register the transfer of the Sale Shares in the register of members of the Company, reflecting the Purchaser as the registered member of the Sale Shares;

(c)	a copy of the resolutions of the board of directors of the Company, duly certified as a true copy of the original by the secretary of the Company, revoking all existing authorities and mandates to banks in respect of the operation of the Company’s bank accounts and giving authority in favour of such persons as the Purchaser may nominate to operate such accounts effective from Completion;

(d)	a copy of the resolutions of the board of directors of the Company, duly certified as a true copy of the original by the secretary of the Company approving the appointment of up to four (4) directors as nominated by the Purchaser, with effect from Completion;

(e)	the Stamp Duty Documents; and

(f)	any such other documents that may reasonably require to effect the share transfer or enable the Purchaser to be registered as the holder of the Sale Shares.

6.3	Upon receiving the documents under Clause 6.2.1 above:

(a)	the Purchaser is fully authorised to arrange to stamp the valid and registrable instrument of transfer in respect of the Sale Shares. Thereafter, the Purchaser shall deliver the stamped instrument of transfer of the Sale Shares together with the original share certificate(s) of the Sale Shares to the secretary of the Company to register the Purchaser’s name in the register of members of the Company. The Vendor shall do such acts, deeds and things as may be requested by the Purchaser to cause the Sale Shares to be registered in the name of the Purchaser;

(b)	On the Unconditional Date and upon payment of the First Instalment, the Purchaser shall become the beneficial owner of the Sale Shares and shall have all rights, interests and title to the Sale Shares. Pending the registration of the Purchaser as holder of the Sale Shares in the register of members of the Company, the Vendor shall hold the Sale Shares as bare trustee for the Purchaser, and shall exercise all voting and other rights in relation to such Sale Shares in accordance with the Purchaser’s instructions; and

(c)	Notwithstanding Clause 6.3(b), the Vendor will use its best endeavours to complete the aforesaid transfer of Sale Shares within sixty (60) days from the Unconditional Date.

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6.4	Corporate Guarantee from BANL

Simultaneously with Completion, the Purchaser shall procure that BANL executes and delivers to the Vendor an unconditional and irrevocable corporate guarantee (in the form set out in the Fifth Schedule or such other form as the Vendor may reasonably require) guaranteeing the due and punctual payment of the Second, Third and Fourth Instalments (the “Deferred Consideration”).

The corporate guarantee shall:

(a)	be a continuing guarantee and remain in full force until the entire Purchase Consideration is paid;

(b)	be payable on first written demand by the Vendor if the Purchaser fails to pay any instalment within seven (7) Business Days after the due date; and

(c)	not be discharged by any extension of time, variation or indulgence granted to the Purchaser.

In the event of default, the Vendor may immediately enforce the guarantee against BANL.

6.5	If the Vendor’s obligations in Clause 6.2 are fulfilled and the Purchaser fails to pay any of the Purchase Consideration to the Vendor in accordance with the payment terms outlined in Clause 3.1, the Vendor and the Purchaser may further agree in writing on an extension of payment period of up to sixty (60) days. If Parties are unable to agree on such extension, the Vendor shall be entitled at its discretion by a written notice to the Purchaser to require the Purchaser to remedy the breach and if the Purchaser fails to remedy the breach complained of within ten (10) Business Days from the date of receipt of the notice, the Vendor shall be entitled to elect either of the following:

(a)	to claim for specific performance against the Purchaser of its obligations under this Agreement;

(b)	if the termination occurs before Completion, to terminate this Agreement (save for Clauses 1 (Definitions), 9 (Confidentiality), 10 (Notices), and 11 (General) which shall survive termination and continue to be valid, binding and enforceable) without liability on the part of the Vendor, upon which the Vendor shall refund any Purchase Consideration received free from any interest to the Purchaser and the Purchaser shall pay the Vendor a sum of USD one hundred thousand (USD 100,000) only as agreed liquidated damages, the sum of which shall be apportioned among the Vendor based on the Sale Shares, thereafter none of the Parties shall have any claims whatsoever against the other, save for any claim arising from any antecedent breach of this Agreement; or

(c)	to fix a new date to be mutually agreed between the Parties for the Parties to fulfil its obligations in Clause 6.1 in which case, the provisions of this Clause 6 shall apply to the Completion so deferred.

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6.6	If the Purchaser is ready, willing and able to pay the Purchase Consideration and the Vendor fails to fulfil all its obligations in Clause 6.2, the Purchaser and the Vendor may further agree in writing on an extension of payment period of up to sixty (60) days for the Vendor to fulfil all its obligations. If Parties are unable to agree on such extension, the Purchaser shall be entitled at its discretion (and in addition to and without prejudice to any other rights or remedies available to the Purchaser under this Agreement, at law and in equity) by a written notice to the Vendor to require the Vendor to remedy the breach and if the Vendor fail to remedy the breach complained of within ten (10) Business Days from the date of receipt of the notice, the Purchaser shall be entitled to elect either of the following:

(a)	to claim for specific performance against the Vendor of its obligations under this Agreement;

(b)	to terminate this Agreement (save for Clauses 1 (Definitions), 9 (Confidentiality), 10 (Notices), and 11 (General) which shall survive termination and continue to be valid, binding and enforceable) without liability on the part of the Purchaser, upon which the Vendor shall pay the Purchaser a sum of USD one hundred thousand (USD 100,000) only as agreed liquidated damages, thereafter none of the Parties shall have any claims whatsoever against the other, save for any claim arising from any antecedent breach of this Agreement; or

(c)	to fix a new date to be mutually agreed between the Parties for the Parties to fulfil its obligations in Clause 6.1 in which case, the provisions of this Clause 6 shall apply to the Completion so deferred.

7	COVENANTS, REPRESENTATIONS AND WARRANTIES

7.1	Each Party hereby covenants, undertakes, represents and warrants to and for the benefit of the other Party as follows:

(a)	that it/he has the full power, authority and legal right to enter into this Agreement and to observe and perform its/his obligations in this Agreement; and

(b)	this Agreement when executed will constitute legal, valid and binding obligations on the Party, in accordance with its respective terms.

7.2	The Vendor hereby further covenants, undertakes, represents and warrants to the Purchaser that the statements set out below and as set out in the Third Schedule are true and correct and not misleading as of the date of this Agreement as at Completion:

(a)	the Vendor is legally and beneficially entitled to or is otherwise able to transfer the Sale Shares to the Purchaser under this Agreement. There are no nominee arrangements in relation to the Sale Shares;

(b)	the Sale Shares are free from any and all Encumbrances;

(c)	the Sale Shares has been properly and validly issued and allotted and is fully paid or credited as fully paid;

(d)	the Company and the Company Group has been duly incorporated, has all corporate powers required to carry on its business as now conducted and is validly existing under the laws of its country of incorporation;

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(e)	No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, sale or transfer of any share or loan capital or any other security giving rise to a right over the capital of the Company or the Company Group under any option or other agreement (including conversion rights and rights of pre-emption), and there are no Encumbrances on the shares of the Company or any arrangements or obligations to create any Encumbrances;

(f)	All consents, approvals and/or notifications for the transfer of the Sale Shares and the transactions contemplated under this Agreement have been obtained or will be obtained upon Completion;

(g)	The acquisition of the Sale Shares by the Purchaser or compliance by the Vendor with the terms of this Agreement will not relieve any person of any obligation to the Company or enable any person to terminate any agreement with the Company or any right or benefit enjoyed by the Company or to exercise any right under a contract (whether or not in writing) with or otherwise in respect of the Company; and

(h)	The Vendor has not and shall not enter into any arrangement with a third party in connection with all or part of the Sale Shares or any other material transactions that would adversely affect the performance of this Agreement.

7.3	Each of the warranties under Clauses 7.1 and 7.2 shall be separate and independent and shall not be limited by anything in this Agreement.

7.4	A claim for breach of any of the warranties under Clauses 7.1 and 7.2 may be made whether or not the relevant facts, matters or circumstances giving rise to the breach were known to the claiming Party or which could have been discovered (whether by investigation or due diligence made by or on its/his behalf).

7.5	The warranties under Clauses 7.1 and 7.2 given shall not in any respect be extinguished or affected by Completion, or by any other event or matter whatsoever, except by a specific and duly authorised written waiver or release the Vendor or the Purchaser, as the case may be.

7.6	Limitation of Liability

(a)	the total aggregate liability of the Vendor under this Agreement (excluding fraud or wilful misrepresentation) shall not exceed the Purchase Consideration actually received by the Vendor;

(b)	The aggregate liability cap shall exclude any liability under the Profit Guarantee (Clause 8A) and any claims arising from fraud or wilful misrepresentation;

(c)	claims (other than Tax claims) must be notified within eighteen (18) months after Completion; and

(d)	the Vendor shall deliver a Disclosure Letter to the Purchaser on the Unconditional Date qualifying the Vendors’ Warranties.

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8A	PERFORMANCE GUARANTEE

8A.1	The Vendor guarantees to the Purchaser that the consolidated profit before tax of the Company Group for the financial year ending 31 December 2026 (“FYE 2026”), as shown in the audited consolidated accounts of the Company Group for FYE 2026, shall be not less than United States Dollars one million (USD 1,000,000) (the “Profit Guarantee”).

8A.2	The Purchaser shall use its best endeavours to provide (and procure its nominees on the board to provide) sufficient management, operational and financial resources as may be reasonably required to support the growth and operations of the Company Group so as to enable the Company Group to have a reasonable opportunity to meet the Profit Guarantee. The Purchaser shall act in good faith and shall not withhold or delay such resources unreasonably.

8A.3	Termination of Vendor’s Obligation

The Vendor’s obligations under this Clause 8A shall automatically become void and of no further effect if, at any time after Completion and before 31 December 2026, the Purchaser or any of its nominees or representatives, without the Vendor’s prior written consent, changes the nature of the business of the Company Group, changes the market segment(s) in which the Company Group operates, or takes any action or omission that materially affects the fundamental operations, strategy, or financial fundamentals of the Company Group.

In such event, the Purchaser shall have no claim against the Vendor under this Clause 8A, and the Purchaser shall remain obliged to pay all remaining instalments of the Purchase Consideration in accordance with the agreed schedule in Clause 3.

8A.4	Non-Satisfaction

In the event that the consolidated profit before tax of the Company Group for FYE 2026 is less than the Profit Guarantee (“Shortfall”) and the Vendor’s obligations have not ceased under Clause 8A.3, the Vendor shall be liable to pay to the Purchaser an amount in cash equal to two and a half times (2.5×) the amount of the Shortfall multiplied by the percentage of the Sale Shares acquired by the Purchaser in this Agreement (the “Repayment Amount”).

(a)	The Repayment Amount shall be paid within ten (10) Business Days after the audited accounts for FYE 2026 are finalised. The Purchaser may set off any part against the Fourth Instalment; and

(b)	The Purchaser shall in its sole discretion be entitled to set off or net off all or any part of the Repayment Amount against the Purchase Consideration payable under this Agreement for the Fourth Instalment, and any balance (if any) shall be settled accordingly upon such set-off.

8A.5	Notwithstanding Clause 8A.4, if the aggregate consolidated profit before tax for FYE 2026 and FYE 2027 is not less than USD two million (USD 2,000,000), the Purchaser shall repay the Repayment Amount to the Vendor within thirty (30) Business Days after the 2027 audited accounts are finalised.

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8	INDEMNITY

8.1	The Vendor shall indemnify the Purchaser, and keep the Purchaser indemnified, on demand against and shall pay to the Purchaser a sum equal to all losses which the Purchaser may at any time and from time to time sustain, suffer or incur as a result of or arising out of a breach or breaches of any covenant, undertaking, representation or warranty given by the Vendor under this Agreement.

8.2	The Vendor undertakes and agrees to pay and to indemnify fully and hold harmless and defend the Purchaser or the Company (as the Purchaser may choose) from and against any and all Losses incurred direct or indirectly by the Purchaser in connection with:

(a)	any inaccuracy or breach of any representation, undertaking or Vendors’ Warranties or other terms under this Agreement in relation to:

i.	the title to, legal and beneficial ownership of the Sale Shares held by the Vendor;

ii.	the right and authority of the Vendor to sell, assign and transfer and exercise all voting and other rights over the Sale Shares;

iii.	the Vendor not being bankrupt;

iv.	the Sale Shares comprising the whole of the entire issued and allotted shares in the Company, having been duly authorized, issued and allotted and are fully paid or credited as fully paid;

v.	the absence of any Encumbrances on or over the Sale Shares;

vi.	the Sale Shares not being listed or admitted to trading on any stock exchange or regulated market; and

vii.	the Vendor having obtained all consents (if any) that may be required to enter into this Agreement;

(b)	any legal proceedings, claims or enforcement action taken against the Company relating to the fraud committed on the Company, provided that such fraudulent transactions have been fully disclosed and were concluded to be unrecoverable and recognised as other expenses in the Company’s profit or loss statement;

(c)	any losses including taxes, duties, levies, delayed interest or penalties not provided for in the Audited Accounts or Management Accounts, or the part of such losses exceeding the amount accounted or provided in the Audited Accounts or Management Accounts which may result from any administrative, Tax, customs or social security investigation of the Company in relation to the period prior to the Completion Date; and

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(d)	any Taxation liabilities not provided for in the Audited Accounts and the Management Accounts in connection with or arising from:

i.	any Taxation (including any additional Taxes, interests, penalties, fines or charges) that are due and payable by the Company to any Tax Authority for the seven (7) assessment years ending on or up to the Completion Date, excluding any Taxation arising from any act, omission, or election made by or at the direction of the Purchaser after the date of this Agreement, or from any change in applicable law occurring after the Completion Date;

ii.	any Taxation resulting directly from or attributable to any event that occurred on or before Completion, or in relation to gross receipts, income, profits or gains earned, accrued or received, or deemed under any applicable law to be earned, accrued or received by the Company on or before Completion, provided that, Taxation arising from actions taken by or at the direction of the Purchaser after Completion not be included;

iii.	any adjustments required to the amount of income, profits or gains of the Company report for tax purposes, and/or any deductions, losses or other Taxation reliefs (whether by way of reduction, set-off, exemption, postponement, roll-over, repayment or allowance, or otherwise) claimed by the Company, for any assessment years or periods ending on or before the Completion Date, whether such adjustments are determined by any Tax Authority through a tax audit, by or on behalf of the Company, but only to the extent such adjustments are directly attributable to acts or omissions of the Company up to the Completion Date and not resulting from any action, election, or omission by or at the direction of the Purchaser after the Completion Date; and

iv.	any waiver, release, write-off, settlement or compromise (whether in whole or in part) of any intercompany balances, shareholder balances or amounts due to or from any related party of the Company, where such waiver, release, write-off or settlement relates to any period on or before the Completion Date, including, without limitation, any Taxation treated by any Tax Authority as taxable income, deemed income or gains of the Company.

9	CONFIDENTIALITY

9.1	This Agreement and all information or documents disclosed by a Party or its employees, representative or agents to the other Party or its employees, representatives or agents, or obtained by one Party or its employees, representatives or agents about the other Party, pursuant to, or in the course of performance of this Agreement (“Confidential Information”) shall be deemed as confidential unless otherwise mutually agreed by the Parties.

9.2	During negotiations and/or discussions that lead to the execution of this Agreement, each Party may be exposed to Confidential Information or trade secrets of the other Party and thus, neither Party may disclose or use any such Confidential Information or trade secrets without obtaining the express written consent of the other Party thereof which consent may be withheld at the other Party’s absolute discretion.

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9.3	Save for any announcement or circular required by applicable law, regulatory body or the rules of any stock exchange, the Parties shall consult with each other and reach agreement on the proposed wording before issuing any press release or public announcement in relation to this Agreement.

10	NOTICES

10.1	Service of Notice

A notice or other communication required or permitted, under this Agreement, to be served on a person must be in writing in the English language and may be served to the intended recipient at its/his address as set out above in this Agreement or such other address as the Party may notify to the other Party in accordance with this Agreement:

(a)	by personal delivery;

(b)	by pre-paid registered post or courier; or

(c)	by email.

10.2	Time of Service

A notice or other communication is deemed served:

(a)	if delivered by hand or courier, at the time of delivery;

(b)	five (5) Business Days after posting, if delivered by pre-paid registered post and in proving the same it shall be sufficient to show that the envelope containing the same was duly addressed, stamped and posted; or

(c)	if sent by e-mail, upon the sender’s receipt of confirmation generated by the recipient’s email system that the notice has been received by the recipient’s email system.

11	GENERAL

11.1	Further Assurance

The Parties covenant with each other that they will respectively execute, do and perform and procure all other persons or companies, if necessary, to execute, do and perform all such further deeds, documents, assurance, acts and things as may be necessary to give valid effect to the terms and conditions of this Agreement.

11.2	Time of the Essence

Time is of the essence as regards all dates, periods of time and times specified in this Agreement.

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11.3	Successors and Assigns

This Agreement binds the heirs, personal representatives, successors-in-title, permitted assigns or nominees, as the case may be, of the Parties.

11.4	Illegality and Severability of Provisions

(a)	The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction will not affect its legality, validity or enforceability under the law of any other jurisdiction, nor the legality, validity or enforceability of any other provision;

(b)	If a provision in this Agreement is held to be illegal, invalid, void, voidable or unenforceable, that provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties; and

(c)	If it is not possible to delete or modify the provision, in whole or in part, as required in this clause, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement without affecting the validity or enforceability of the remaining part of that provision or the other provisions in this Agreement.

11.5	Costs and Expenses

(a)	Each Party shall bear its own legal costs and expenses in relation to the negotiation, preparation and execution of this Agreement and other documents referred to in it; and

(b)	The Purchaser shall bear the stamp duty payable on this Agreement and the registration fees and other cost including the stamp duty in respect of the registration of the transfers of the Sale Shares.

11.6	Entire Agreement

This Agreement contains the entire understanding between the Parties with respect to the subject matter and supersedes any prior written or oral agreement between them relating to it and may not be modified except by written consent of all Parties.

11.7	Amendment of Agreement

No amendment of, or addition to, this Agreement shall be effective unless in writing and properly signed by or on behalf of the Parties.

11.8	Assignment

Neither Party may assign or transfer the benefits or obligations of this Agreement or any part thereof to any other person or party or entity without the prior written consent of the other Party.

11.9	Counterparts

This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute one and the same agreement and shall come into effect on the date first hereinabove mentioned.

11.10	No Waiver

Knowledge or acquiescence by either Party hereto of any breach of any of the terms and conditions herein contained shall not operate or be deemed to be a waiver of such terms and conditions or any of them unless such waiver is expressly granted in writing. Notwithstanding such knowledge or acquiescence, each Party hereto shall be entitled to exercise its respective rights under this Agreement to require strict performance of the terms and conditions herein by the defaulting Party.

11.11	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of Malaysia for the time being in force and the Parties agree to submit to the exclusive jurisdiction of the Malaysian courts.

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IN WITNESS WHEREOF the Parties hereto have hereunto set their respective hands the day and year first above written.

Vendor

Signed by

FINANCENT (HK) LIMITED	)
(Hong Kong Company No.: 2219054)
in the presence of:	)
/s/ Ma Yufeng
Name: Ma Yufeng
NRIC/Passport/ID No.:
Designation: Director

/s/ Wu Xue

Name of Witness: Wu Xue

NRIC/Passport/ID No.:

Designation:

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Purchaser

For and on behalf of	)
BANLE INVESTMENT HOLDINGS
LIMITED	)
(BVI Company No. 2200442))
in the presence of:	)
/s/ Teck Lim Chia
Name: Teck Lim Chia
NRIC/Passport No.:
Designation: Director

/s/ Cheung Ka Yeung

Name of Witness: Cheung Ka Yeung

NRIC/Passport No.:

Designation:

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FIRST SCHEDULE

PARTICULARS OF THE VENDOR

A.	Vendor, Sale Shares and Bank Account Details

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B.	Payment Schedule of Purchase Consideration

First Instalment	Second Instalment	Third Instalment	Fourth Instalment
Clause 3.1(a)	Clause 3.1(b)	Clause 3.1(c)	Clause 3.1(d)
USD 721,500	USD 1,683,500	USD 1,683,500	USD 721,500

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SECOND SCHEDULE

PARTICULARS OF THE COMPANY

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THIRD SCHEDULE

VENDORS’ WARRANTIES

1.	Corporate Information

1.1	The Company is a company duly incorporated and validly existing under its laws of incorporation.

1.2	The information in Second Schedule is accurate.

1.3	The Company has complied with all applicable provisions of the Companies Act 2004.

1.4	The register of members and all other statutory books and minutes books required by the law to be kept by the Company Group:

(a)	have been properly kept;

(b)	are up to date; and

(c)	contain true, full and accurate records of all matters required to be dealt with in them.

1.5	The Company has not received any notice of any application, or intended application, for the rectification of the register of members under the provisions of the Companies Act 2004 for the time being in force.

1.6	The copy of the constitutional documents of the Company given to the Purchaser is true, complete and up-to-date of the constitutional documents of the Company, and there have not been any breaches and there are no breaches, by the Company of its constitutional documents.

1.7	No allotment of share capital in the Company has been made in contravention of the provisions of the Companies Act 2004.

1.8	The Company has not at any time made any unlawful distribution.

1.9	The Company has not at any time made, acquired, or taken a charge over, any of its own shares.

1.10	The Company has not done any of the following in relation to any of its directors (or any person connected with any of its directors) in contravention of the provisions of the Companies Act 2004:

(a)	granted any loan or quasi-loan, or entered into any guarantee or credit transaction; or

(b)	provided any security in connection with any such loan, quasi-loan, guarantee or credit transaction.

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1.11	The Company has properly and punctually made and filed all returns, particulars, resolutions and documents required to be filed with the British Virgin Islands Financial Services Commission or any other governmental or local authority by the Companies Act 2004 or any other legislation, and all such filings were, and are, correct. In particular, all charges created by, or in favour of, the Company have (if appropriate) been registered in accordance with the provisions of the Companies Act 2004.

1.12	The Company has maintained, and continues to maintain, readily available for inspection by members of the public all documents required to be made so available by the Companies Act 2004 or other legislation.

2.	The Sale Shares and Share Capital

2.1	There are no agreements or other arrangements in force which provide for the present of future issue, allotment or transfer of; or accord to any person the right (absolute or conditional) to call for the issue, allotment or transfer of any share or loan capital of the Company (including any option, right of pre-emption or conversion).

2.2	Since the Accounting Date:

(a)	no share or loan capital of the Company has been issued or allotted, or agreed to be issued or allotted (whether conditionally or absolutely);

(b)	the Company has not undergone any capital reorganization or change in its capital structure for the Company Group;

(c)	the Company has no resolutions; and

(d)	nothing has been done in the conduct or management of the affairs of the Company which would likely to prejudice the interest of the Purchaser as prospective purchaser of the Sale Shares.

2.3	The Company has not at any time reduced its share capital, redeemed any share capital or purchased any of its shares.

2.4	No share capital shown in the Accounts or in the statutory books of the Company has been forfeited.

2.5	No shares in the capital of the Company have at any time been issued, and no transfers of shares in the capital of the Company have been registered, otherwise than in accordance with the constitution of the Company from time to time in force and the Companies Act 2004, and any necessary governmental consents have been obtained for each issue and transfer of shares in the capital of the Company.

2.6	No dividends or other distributions of profits have been declared, made or paid since the Accounting Date.

2.7	All dividends or other distributions of profits declared, made, or paid since the date of incorporation of the Company have been declared made and paid in accordance with law and its constitution.

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3.	Accounts

3.1	The Purchaser has been supplied with a true and complete copy of the Company’s subsidiaries Accounts.

3.2	The Accounts of the Subsidiaries of the Company:

(a)	complies with the requirements of the relevant Accounting Standards and the Malaysian Companies Act 2016;

(b)	have been prepared on a consistent basis in accordance with good accounting practice, and comply with current financial reporting standards applicable to a company incorporated in the British Virgin Islands;

(c)	are accurate in all material aspects and show a true, complete and fair view of state of affairs, financial position, assets and liabilities of the Company, and of its results for the financial period ending on the Accounting Date;

(d)	as at the Accounting Date, are not affected by any unusual, material or non-recurring items;

(e)	make full provision for depreciation of the fixed assets of the Company having regard to their original cost and estimated life;

(f)	make due provision for any bad or doubtful debts; and

(g)	fully disclose all Assets and liabilities of the Company as at the Accounting Date.

3.3	The relevant deferred tax and provisions for taxation has been fully made, where applicable, on the basis of the rates of tax in force, to cover all Taxation (present and future) in respect of any transaction occurring prior to the Accounting Date which is liable to be assessed on the Company up to that date.

3.4	All liabilities or outstanding capital commitments of the Company as at the Accounting Date have been included in the Accounts by way of:

(a)	full provision, reserve and disclosure by way of notes to the accounts; or

(b)	(in the case of any liability which was contingent, unquantified or disputed) by way or a note stating the maximum amount which has (after taking all relevant professional advice) of the likelihood of such a claim materialising or being successful.

3.5	No Assets of the Company has been acquired for any consideration in excess of its market value at the date of its acquisition, or otherwise than by way of bargain at arm’s length.

3.6	Each of the debtors or receivables contained in the Accounts or the Management Accounts, if any, and any other book debs relating to the period up to and including the date of Completion, will realise within 6 months of that date their nominal value less the value attributed to any reserve for bad or doubtful debts included in the Accounts, and none of the book debts is subject to any counterclaim or set-off.

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3.7	Neither the whole, nor any part, of the amounts included as owing by any debtors in the Accounts (or subsequently recorded in the books of the Company), if any:

(a)	is overdue by more than ninety (90) days; or

(b)	has been realised on terms that any debtor pays less than full book value of his debt; or

(c)	has been written off or has proved to any extent to be irrecoverable; or

(d)	is now regarded by the Company as irrecoverable.

3.8	No event has occurred during the period covered by the Accounts or Management Accounts that has resulted in the profits of the Company being abnormally high or low in respect of that period or which resulted or is likely to result in any prior financial period adjustments, including adjustments arising in connection with tax.

3.9	The Management Accounts:

(a)	have been prepared on a basis wholly consistent with that warranted as adopted in the preparation of the Accounts;

(b)	are accurate in all material respects, and show a true and fair view of the financial position of the Company, and of its results for the financial period ended 31 December 2025; and

(c)	have made full provision or reserve for all liabilities and other matters warranted as provided for or reserved in the Accounts, such that the Company has no liabilities of any nature whatever other than those disclosed or provided for in the Management Account.

3.10	The accounting and other books, ledgers and other records of the Company:

(a)	are in its possession;

(b)	have at all times been properly and fully written up;

(c)	accurately present and reflect, in accordance with generally accepted accounting principles and standards, and the Companies Act 2004, all of the transactions entered into by the Company (or the transactions to which the Company has been a party) and its financial, contractual and trading position; and

(d)	have been held for the period required by the Companies Act 2004.

3.11	All expenditure of the Company for 2025 has been disclosed.

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4.	Borrowings and lending

4.1	The total amount borrowed by the Company from its banker does not exceed:

(a)	any limitation on borrowing powers contained in its constitution, or in any debenture or other agreement binding on it; or

(b)	the limit of its facilities.

4.2	Except as disclosed in the Accounts the Company does not have outstanding (whether made by, or incurred by, the Company):

(a)	any borrowing or indebtedness in the nature of borrowing including any bank overdrafts, liability under acceptances (otherwise than in respect of normal trade bills) or any acceptance credit (including any amounts due to any present or former directors, or to members of the Company, other than remuneration accrued due or for reimbursement of business expenses);

(b)	any Encumbrance, guarantee or similar obligation; or

(c)	any arrangements, or any agreements or any other transaction in which a director of, or a person connected with, the Company has a material interest.

4.3	The Company Group:

(a)	has not lent any money which has not been repaid to it; or

(b)	does not own the benefit of any debt (whether present or future) or the right to receive any money, other than debts accrued to it in the ordinary course of business.

4.4	The statements of the Company’s bank accounts and of their credit or debit balances to be delivered at Completion Date (and any such statements delivered prior to such date) are and will be correctly recorded and reconciled to the respective banks statements, and the Company has no other bank or deposit accounts (whether in credit or overdrawn), financing loan or borrowings which are not included in the accounting record and financial statements provided to the purchaser during the due diligence review.

4.5	In relation to such Encumbrances or guarantees and in relation to any bank overdraft, borrowings or other financial facilities available to, or financial obligations incurred by the Company:

(a)	the Vendor has supplied to the Purchaser full details, and true and correct copies, of all relevant document;

(b)	no steps for the enforcement of any Encumbrances have been taken or threatened;

(c)	there has not been any alteration in the terms and conditions of any of the arrangements or facilities, all of which are in full force and effect;

(d)	the Vendor nor the Company has done anything whereby the continuance arrangements and facilities might be affected or prejudiced; and

(e)	none of the arrangements is dependent on the guarantee of or on any security provided by a third party.

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4.6	The Company’s Group has not:

(a)	factored any of its debts, or engaged in financing of a type which would not require to be shown, or reflected, in the Accounts;

(b)	since the Accounting Date, repaid or prepared, or become liable to repay or prepay, any loan, loan capital, or indebtedness in advance of its date of maturity;

(c)	received notice from any lenders of money to it, requiring repayment or intimating enforcement of any Encumbrances, and there are no circumstances likely to give rise to any such notice.

4.7	Having regard to existing bank and other facilities, if any, the Company has sufficient working capital for the purposes of continuing to carry on its business in its present form, and at its present level of turnover, for the period of twelve (12) months after Completion Date.

4.8	The Company and its Subsidiaries as at the date of this Agreement up until Completion maintain the following bank accounts:

(a)

(b)

4.9	Except for assets disposed of by the Company in the ordinary course of trading, the Company is the owner of, and has good marketable title to, all assets included in the Accounts, and all assets acquired since the Accounting Date and not subsequently disposed of, and all such assets are in the Company’s possession or under its control.

4.10	There is no Encumbrances or agreement to create an Encumbrances over the whole or any part of the undertaking, property, assets, goodwill or uncalled capital of the Company Group.

4.11	The fixed and loose plant and machinery, fixtures and fittings, vehicles and office equipment, used in connection with the business of the Company, if any:

(a)	are in good repair and condition regularly maintained, properly tested and certified safe, and without risk to health when used;

(b)	are capable of being efficiently and properly used in connection with the business of the Company;

(c)	are not to any extent surplus to requirements;

(d)	are not expected to require replacements or additions within six (6) months from Completion; and

(e)	are all capable, and will remain capable throughout the respective periods of time during which they are each written down to a nil value in the accounts of the Company, of doing the work for which they were designed or purchased.

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4.12	The Company has not agreed to acquire any asset (including stock), on terms that the property in such asset does not pass until full payment is made or all indebtedness incurred in connection with that acquisition discharged.

4.13	Maintenance contracts (if any) are in full force and effect in respect of all assets of the Company, which a prudent owner would normally have maintained by independent or specialist contractors.

4.14	All Assets used in connection with the business of the Company are owned by its absolutely and are held free from any lease, hire purchase or conditional sale agreement, bill of sale, or other agreement for payment on deferred terms.

4.15	The Assets owned by the Company comprise all assets necessary for the business of the Company to continue as it is carried on at present.

5.	The Properties

5.1	The Company does not own any real property. The Company has complied with all material terms, covenants and payment obligations relating to its occupation of such property(ies) nor has the Company has not received any notice alleging breach of its obligations. There are no pending or ongoing rent reviews affecting the properties, nor are there any outstanding actions, disputes, claims or demands involving the Company affecting the property(ies).

5.2	The Company has complied with all material payment obligations relating to its occupation of the properties, including payment of rent and service charges and no sums are outstanding or overdue in respect thereof.

5.3	The Company has complied with all other material terms and covenants relating to its occupation of the properties.

5.4	The Company has not received any notice alleging breach of its obligations in respect of the occupation of the properties.

5.5	There were no outstanding actions, disputes, claims or demands involving the Company affecting the Properties.

6.	Insurances

6.1	There are existing valid policies of insurance for full replacement values against all liabilities, risks and losses (including but not limited to the losses caused by any unlawful act on the part of any person) against which it is normal or prudent to insure, in respect of all Assets owned by, and in business carried on by the Company, if any.

6.2	All premiums due in respect of the company’s insurance policies have been paid in full.

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6.3	Nothing has been done, or has been omitted to be done, which could result in any of the Company’s insurance policies being, or becoming, void or voidable.

6.4	The Vendor is not aware of any circumstances, which would or might entitle the Company to make a claim under any of its insurance policies, or which would or might be required to be notified to the insurers under any of its insurance policies.

7.	Disputes/Litigation

7.1	The Company is not engaged (whether a claimant or defendant or otherwise) in any litigation, or criminal or arbitration proceedings, before any court, tribunal, statutory or governmental body, department, board or agency, and no litigation, criminal or arbitration proceedings are pending or threatened by, or against, the Company and, having made due and careful enquiries, the Vendor does not know of any facts which are likely to give rise to the same, or which are likely to give rise to proceedings in respect of which the Company would liable to indemnify any person concerned.

7.2	The Company is not subject to any order or judgment given by any court or governmental agency; and has not been a party to any undertaking or assurance given to any court or governmental agency which is still in force. There are no facts or circumstances which (with or without the giving notice or lapse of time) would likely to result in the Company becoming subject to such an order or judgment, or being required to be a party to any such undertaking or assurance.

7.3	None of the Vendor, the Company, the directors of the Company or any of its employees, is the subject of any investigation, inquiry, process or request for information, in respect of any aspect of the activities of the Company by any governmental body, board or agency or by any organisation charged with the supervision of any activities from time to time engaged in by the Company, and no such procedures are pending or threatened, and, having made due and careful inquiries, the Vendor do not know of any facts which are likely to give rise to any such procedure.

7.4	There is no dispute with any Relevant Authorities in relation to the affairs of the Company, and there are no facts which may give rise to such dispute.

7.5	There are no claims pending or threatened, or capable of arising, against the Company by any employee, workman or third party, in respect of any accident or injury.

7.6	The Company has not sold products which have been, are, or will become, in any material respect faulty or defective, or which do not comply in any material respect with warranties given, or representations made, by the Company expressly or impliedly (whether by statute or otherwise).

7.7	There has been no default by the Company under any agreement, trust deed, instrument or any arrangement to which the Company is a party, and no threat or claim of default has been made and it outstanding, and there is nothing which could cause:

(a)	any such agreement or arrangement to be terminated or rescinded by any other party; or

(b)	their terms to be worsened or the Company prejudiced as a result of anything done, or omitted or permitted to be done, by the Vendor or the Company.

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8.	Compliance with Statutes and Licenses

8.1	The Company Group has obtained all requisite Licences from the Relevant Authorities, for the carrying on of its business in the places and in the manner in which such business is now carried on.

8.2	The following licenses held by the Company Group under the Fourth Schedule above are valid and subsisting, and the Vendor knows of no reason, or of any facts or circumstances, which (with or without the giving of notice or lapse of time) would be likely to give rise to any reason why any of them should be suspended, cancelled, revoked or not renewed.

8.3	The Company Group has conducted, and is conducting, its business in all respects in accordance with all applicable laws and regulations.

8.4	The Company Group has complied with all the conditions and restrictions of the Licences.

8.5	There are no factors that might in any way prejudice the continuance or renewal of any of the Company Group’s Licence.

8.6	No Licence is personal to any Vendor and no Licence will be revoked, cancelled, suspended, varied or not renewed as a result of execution or performance of this Agreement or any document to be executed at or before Completion in accordance with this Agreement.

9.	Trading Position

9.1	Since the Accounting Date:

(a)	there has been no Material Adverse Change (nor is any such material change expected) in the position or prospects of the Company, or in the value of state of the assets, or amount or nature of the liabilities of the Company as compared with the position disclosed in the Accounts;

(b)	the Company has not disposed of any assets, or assumed or incurred any outstanding capital commitment, or any material liabilities (whether actual or contingent), otherwise than in the ordinary course of carrying on its business (and, for the purpose, disposals of fixed assets, fixed and loose plant and machinery, fixtures and fittings, vehicles and office equipment, shall be deemed to be not in the ordinary course of business);

(c)	the business of the Company Group has been carried on in the ordinary and usual course of business without interpretation, and so as to maintain that business as a going concern.

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9.2	The turnover of the Company’s business to date is not materially less than it was for the corresponding period in the financial year ending on the Accounting Date (treating the turnover in that corresponding period as increased by the same proportion as the prices charged by the Company have increased since that period) and, to the extent that the business of the Company is seasonal, the pattern of trading of the Company is not materially different to the pattern of trading observed during each of the three (3) years ending the Accounting Date.

9.3	The overheads of the Company’s business to date are not materially greater, as a proportion of turnover, than the proportion in the corresponding period in the financial year ending on the Accounting Date.

9.4	The Company’s business has not been materially and adversely affected by the loss of any important customer or source of supply.

9.5	No substantial part of the business of the Company is carried on, or is required to be carried on, with the agreement or consent of a third party, nor is there any agreement which significantly restricts the field in which the Company carries on business.

10.	Contracts and Arrangements

10.1	There are no outstanding with respect to the Company, or to which the Company is a party:

(a)	any long term, unusual or onerous contract, or any contract not made in the ordinary course of business, and at Completion there will not be any, and there are no contracts or obligations, practices arrangements or agreements outstanding of a nature of magnitude calling for special attention;

(b)	any joint venture, consortium or other partnership arrangement or agreement;

(c)	any arrangement (contractual or otherwise) between the Company and any third party, which will, or may, in accordance with its terms, be terminated as a result of any change in the central management or shareholders of the Company, or of compliance with any other provision of this Agreement;

(d)	any arrangement (contractual or otherwise) which constitutes or involves breach of violation of, or default with respect to, the requirements or conditions of any statute, treaty, regulation or by-law of Malaysia, or any foreign country, relating to the Company or the carrying on of its business;

(e)	any contract for services (other than contracts for the supply of electricity, gas, water, telecommunications or normal officer services);

(f)	any power of attorney, contract of agency or distributorship, or subsisting licence;

(g)	any guarantee, warranty, undertaking or contract for indemnity, or for suretyship, under which the Company is under a prospective or contingent liability (other than guarantees or warranties implied by law with respect to goods supplied, or services performed, by the Company in the ordinary course of business);

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(h)	any agreement or arrangement entered into by the Company otherwise than by way of bargain at arm’s length (or on arm’s length terms) and in the ordinary course of Company’s business;

(i)	any contract or arrangement (of whatever nature) binding on the Company, which the Company cannot terminate, without any liability on its part, by giving three (3) months’ notice or less;

(j)	any agreement or arrangement which cannot readily fulfilled or performed by the Company in accordance with its terms, and without undue or unusual expenditure or effort, or without making a loss;

(k)	any agreement containing covenants limiting or excluding its right to do business or compete (or both) in any area, or any field, or with any person, firm or company;

(l)	any agreement or arrangement which the Vendor or the Company know or believe to be invalid, or in respect of which there are grounds for its termination, rescission, avoidance or repudiation (whether by the Company or any other party); or

(m)	any agreement or arrangement which involves, or is likely to involve, obligation or liabilities which, by reason of their nature or magnitude, ought reasonably to be made known to an intending purchaser of the Sale Shares.

10.2	The Vendor has no knowledge, information or belief that, since the Accounting Date, or upon Completion, or as a result of the proposed acquisition of the Sale Shares by the Purchaser:

(a)	any supplier of the Company has ceased, or will cease, supplying the Company, or may substantially reduce its supplies to the Company; or

(b)	any customer/client of the Company has terminated, or will terminate, any contract with the Company, or cease, or materially reduce its business with it.

10.3	To the Vendor’s best knowledge, information and belief, there do not exist any special facts or circumstances which might lead to a restriction, impediment or cessation of any products presently distributed or planned to be distributed by the Company.

10.4	No offer, tender or the like, given or made by the Company on or before the date of this Agreement and still outstanding, is capable of giving rise to a contract merely by the unilateral act of a third party.

11.	Anti – Competition

11.1	No Contravention of Anti-competition Legislation

The Company Group is not a party to, any agreement, arrangement or concerted practice or is carrying on any practice which:

(a)	in whole or in part contravenes or is invalidated by any anti-competition, fair trading, consumer protection in Malaysia, or the British Virgin Islands; or

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(b)	in respect of which any filing, registration or notification is required or is advisable pursuant to Malaysian or British Virgin Islands legislation (whether or not the same has in fact been made).

11.2	No Notification of Contravention of Anti-Trust Legislation

Within the twelve (12) months prior to Completion, the Company Group has not received any notification that proceedings under the applicable anti-competition law in Malaysia have been initiated nor are there any such proceedings contemplated by any of the Vendor or any of the directors of the Company nor has any claim been made or threatened against the Company Group alleging any anti-competition law contravention.

12.	Intellectual Property Rights

12.1	The Company Group does not own any registered trade marks or patents.

12.2	The Company Group does not own or use any patents, trade marks, registered designs, design rights, copyrights, inventions, know-how and any confidential information and does not require any other intellectual property to carry on its business.

12.3	The Company Group has not entered into any agreements related to intellectual property or authorised any person to use or do anything that would or might infringe any intellectual property rights of any third party.

12.4	No disclosure has been made to any person other than the Purchaser of any of the know-how, customer details, financial or trade secrets of the Company Group, except properly and in the ordinary course of business, and on the footing that such disclosure is to be treated as being of confidential in nature.

12.5	The Company Group has complied in all respects with the requirements of the Relevant Authorities with regard to company names, business names and such names do not infringe the right of any third party.

13.	Employees

13.1	The Company Group is fully compliant with all and any applicable laws, regulations, common law, judgments of its relevant jurisdictions connected with the employment of employees including without limitation those set out under the Employment Act 1955 of Malaysia, Immigration Act 1959/1963 of Malaysia, Industrial Relations Act 1967 of Malaysia, Employees Provident Fund Act 1991 of Malaysia, Employees Social Security Act 1969 of Malaysia, and Income Tax Act 1967 of Malaysia.

13.2	The Vendor are not aware of any outstanding claim against the Company Group by any person who is now, or has been, an officer or employee of the Company Group and:

(a)	no disputes have arisen between the Company Group and any material number or category of employees during the preceding three (3) years; and

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(b)	there are not present circumstances which are likely to give rise to any such disputes.

13.3	There are no outstanding:

(a)	any service agreement or contract between the Company Group and any of its directors, officers, executives or employees which the Company cannot terminate by giving twelve (12) weeks’ notice or less without giving rise to any claim for damages or compensation; or

(b)	any recognition or other agreement or arrangement (whether or not legally binding) between the Company Group and any trade union, or other body representing its employee.

13.4	The Company Group has discharged its obligations in full in relation to salary, wages, fees, commission, bonuses, overtime pay, holiday pay, sick pay and all other benefits and emoluments relating to its employees, directors and consultants in respect of all prior periods.

13.5	No liability has been incurred, and no liability may be incurred, by the Company Group for breach of any contract of employment or consultancy agreement with any employee or consultant of the Company Group, including redundancy payments, protective awards, compensation for wrongful dismissal, unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee of the Company Group.

14.	Taxation

14.1	General

(a)	All returns, computations and payments, which should be, or should have been, made by the Company Group for any tax purpose, have been prepared on a proper basis and submitted within the prescribed time limits, and are up to date and correct.

(b)	None of the returns, computations and payments referred to in Paragraph 14.1(a) is now, or is likely to be, the subject of any dispute with any Tax Authority or will give rise to any disallowance of relief, allowance, deduction or credit, or any assessment (including any claim by the Tax Authority for any penalty, interest, surcharge or fine).

(c)	No Tax Authority has investigated, or indicated that it intends to investigate, the tax affairs of the Company.

(d)	All Taxation liabilities of the Company (including contingent and deferred liabilities as at the Accounting Date) are fully provided for in the Accounts.

(e)	The books and records of the Company are up to date, and contain sufficient detail in appropriate form to enable Taxation liability of the Company to be established, and to determine the Tax consequences which would arise on any disposal or realisation of any asset owned at the Accounting Date, or acquired after the Accounting Date prior to Completion.

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(f)	No event has occurred which will result in the Company becoming liable to pay, or to bear, any Taxation which is primarily or directly chargeable against, or attributable to, any person, firm, or company other than the Company.

(g)	All rents, interest, annual payments and other sums of an income nature, paid during, or in respect of, the three (3) years ending on the Accounting Date, or payable by the Company, or to which the Company is under an obligation to pay in the future, are wholly allowable as deductions or charges in computing profits for the purposes of corporation tax.

(h)	The Company has not, during the three (3) years ended on the Accounting Date, made any payment to, or provided any benefit for, any officer or employee, which is not allowable as a deduction in calculating the profits of the Company for Taxation purposes in the accounting period in which it was paid.

(i)	Since the Accounting Date, the Company has not been involved in any transaction which has given, or may give, rise to a liability to Taxation on the Company (or would have given, or might give, rise to such a liability but for the availability of any relief, allowance deduction or credit), other than corporation tax on normal trading income of the Company (as opposed to the chargeable gains or deemed income) arising from transactions entered in the ordinary course of business.

14.2	Stamp Duty

All documents in the possession, or under the control, of the Company, to which it has been a party and which attract stamp duty have been properly stamped. No documents are presently subject to adjudication of claims for exemption or relief, and there are no circumstances which may result in the Company being liable for any interest or penalties.

15.	Good Standing

15.1	No receiver, administrative receiver or administrator has been appointed, nor any notice given, petition presented, or order made, for the appointment of any such person over the whole, or any part, of the assets or undertaking of the Company Group or the Vendor.

15.2	No petition has been presented, no order has been made and no resolution has been passed, for the winding up of the Company or the Company Group, or for the appointment of a liquidator of the Company or the Company Group.

15.3	No voluntary arrangement has been proposed, or is in force, under the CA 2016 in respect of the Company Group.

15.4	The Company Group has not stopped payment, nor is it insolvent or unable to pay its debts as and when they fall due.

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15.5	No unsatisfied judgment is outstanding against the Company Group.

15.6	No distress, execution or other process has been levied in respect of the Company Group which remain undischarged, nor is there any unfulfilled or unsatisfied judgment or court order outstanding against the Company Group.

15.7	There are not pending, or in existence, any investigations or inquiries by, or on behalf of, any governmental or other body, in respect of the affairs of the Company Group.

15.8	None of the activities, contracts or rights of the Company Group is ultra vires, unauthorised, invalid or unenforceable, or in breach of any contract or covenant.

15.9	The Company has at all times carried on business, and conducted its affairs, in all respects in accordance with its memorandum and articles of association for the time being in force, and any other documents to which it is, or has been, a party.

15.10	The Company Group is empowered and duly qualified to carry on business in all jurisdictions in which it now carries on business

16.	Data Protection

the Company is not aware of any material non-compliance with applicable data protection laws and guidelines in Malaysia or the British Virgin Islands and has not received any notices from any Relevant Authorities nor has it received any claims from individuals for breach of applicable data protection laws, guidelines in Malaysia or Relevant Authorities.

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FOURTH SCHEDULE

PARTICULARS OF COMPANY GROUP

Company	Licences

Green Marine Energy Sdn Bhd	1.	ISCC EU (International Sustainability and Carbon Certification) dated 23 June 2025

	2.	ISCC PLUS (International Sustainability and Carbon Certification) dated 23 June 2025

	3.	Palm Oil Dealer Licence dated 5 February 2026

Green Marine Supply Sdn Bhd	1.	ISCC EU (International Sustainability and Carbon Certification) dated 23 June 2025

	2.	ISCC PLUS (International Sustainability and Carbon Certification) dated 23 June 2025

	3.	Palm Oil Dealer Licence issued by Malaysian Palm Oil Board dated 1 October 2025

	4.	PDA 4 Licence – Marketing and Wholesale Distribution of Petroleum dated 29 August 2023

	5.	PDA 2 Licence- Bunkering Services dated 13 May 2024

	6.	Licence under the Malaysian Biofuel Industry Act 2007 dated 5 December 2024

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FIFTH SCHEDULE

FORM OF CORPORATE GUARANTEE

[Date]

[●]

[insert address]

Attention: [●]

Dear Sirs,

SHARE SALE AND PURCHASE AGREEMENT DATED [●] BETWEEN FINANCENT (HK) LIMITED (“VENDOR”) AND BANLE INVESTMENT HOLDINGS LIMITED (“PURCHASER”) (“AGREEMENT”)

GUARANTEE IN RELATION TO THE AGREEMENT (“GUARANTEE”)

We refer to the matter above. In consideration of the Vendor agreeing to sell to the Purchaser and the Purchaser being willing to purchase the (**) ordinary shares of Green Marine Energy Holdings Limited (Company No. 2116321) under the Agreement, we, CBL International Limited (Company No. **) (the “Covenantor”), hereby unconditionally and irrevocably guarantee and undertake to the Vendor and agree as follows:-

1.	The Covenantor unconditionally and irrevocably guarantees to the Vendor, as a primary obligor, the due and punctual payment of the Deferred Consideration. If the Purchaser fails to pay any part of the Deferred Consideration when due, the Covenantor shall, upon receipt of a first written demand from the Vendor (which demand may be made at any time after the due date), immediately pay to the Vendor the outstanding amount of the Deferred Consideration in accordance with the terms of the Agreement. This guarantee is a primary, independent, continuing and irrevocable obligation of the Covenantor and shall not be affected by any exhaustion of remedies against the Purchaser or any other matter whatsoever.

2.	The winding-up, liquidation, receivership or insolvency of the Purchaser shall not affect or determine the liability of the Covenantor under this Letter. This Guarantee shall not be discharged or affected by any variation, amendment, extension of time, indulgence granted to the Purchaser, or any other act or omission whatsoever.

3.	This Letter shall remain in full force and effect notwithstanding any change in the constitution or shareholding of the Purchaser.

4.	Nothing herein shall be deemed to make the Covenantor a party to the Agreement or render the Covenantor a primary obligor thereunder save as expressly provided in this Guarantee.

5.	This Letter shall be governed by and construed in accordance with the same governing law as the Agreement, and the parties agree that the courts specified in the Agreement shall have jurisdiction in relation to any dispute arising out of or in connection with this Letter.

6.	For the purposes of this Letter:

(a)	all capitalised terms used in this Letter shall have the same meaning ascribed to them in the Agreement; and

(b)	the provisions of the Agreement relating to payment mechanism, notice provisions and dispute resolution shall apply to this Letter

EXECUTED and DELIVERED as a DEED by	)
)
,	)
)
authorised signatory for CBL International Limited	)

in the presence of:

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